EXHIBIT 99.1

Contacts:	American Pharmaceutical Partners, Inc.
Nicole Williams
Chief Financial Officer
(888) 391-6300

Robert Jaffe/Rob Whetstone
PondelWilkinson Inc.
(310) 279-5963

AMERICAN PHARMACEUTICAL PARTNERS REPORTS RECORD FIRST QUARTER

SALES WITH ALL TIME RECORD GROSS MARGIN, QUARTERLY EARNINGS AND EPS

Recent Highlights:

•	Record first quarter net sales of $120.7 million, including ABRAXANE™ net sales of $34.8 million

•	Gross margin increased to 62.4% versus 49.8% in the prior year first quarter

•	Net income increased 106% to a record $24.3 million, or $0.33 per diluted share

•	ABRAXANE related operating expense totaled $13.3 million

•	ABRAXANE NDA approved for filed indication on January 7, 2005 and product launched February 8, 2005, with more than 2,700 patients having initiated treatment since launch

•	Received four 2005 ANDA approvals

Conference call scheduled for 10:00 a.m. EDT, Wednesday, May 4, 2005; Simultaneous webcast available at www.appdrugs.com and www.fulldisclosure.com

SCHAUMBURG, IL – May 4, 2005 – American Pharmaceutical Partners, Inc. (NASDAQ: APPX) today reported record first quarter net sales of $120.7 million for the quarter ended March 31, 2005, a 35% increase over net sales of $89.2 million in the 2004 first quarter. First quarter net income was a quarterly record $24.3 million, or $0.33 per diluted share, versus $11.8 million, or $0.16 per diluted share in last year’s first quarter. First quarter 2005 gross margin increased to 62.4% versus 49.8% in the year ago quarter. The first quarter 2005 sales and gross profit increases were primarily attributable to the February launch of ABRAXANE and resulting net sales of $34.8 million.

“We were pleased with initial ABRAXANE stocking activity and our confidence in this important new product is being confirmed by subsequent end-user demand and rapid resolution of reimbursement issues. In fact, many of the issues inherent in reimbursement of a new product have been overcome,” said Al Heller, APP’s president and chief executive officer. “As of today, roughly three months after launch, we estimate more than 2,700 patients have initiated ABRAXANE treatment regimens; in-line with our expectations. Following our record 2004 fourth quarter, first quarter sales in our core generic business were softer than anticipated due primarily to product availability issues, which we believe to be largely resolved.”

First quarter 2005 sales of core generic products declined 4%, or $3.3 million, as compared to the 2004 first quarter largely due to a raw material supply disruption and the continuing revalidation of the company’s recently acquired Swiss manufacturing facility. The raw material supply matter was resolved late in the first quarter and completion of the revalidation of the Swiss facility is expected late in the second quarter. Additionally, solid sales gains in anti-infective lines were offset by weakness in certain critical care and oncology products.

Operating expenses in the 2005 first quarter were $36.7 million compared with $25.6 million in the same quarter last year. As compared to the 2004 first quarter, ABRAXANE™ operating expenses increased $6.2 million due to launch marketing expenditures. Excluding direct ABRAXANE costs, operating expenses increased $4.9 million from the 2004 first quarter due to start-up activity in Switzerland, increased depreciation and other costs due to infrastructure enhancements, including the company’s enterprise-wide SAP system.

Cash, cash equivalents and short-term investments totaled $46.8 million and $67.6 million at March 31, 2005 and December 31, 2004, respectively.

2005 Outlook — Forward Looking Information

For 2005, the company affirms guidance and expects:

•	Net sales growth in the core generic injectable business to be in the mid-teens range, the majority of which is projected for the second half of 2005 reflecting the timing of new product launches;

•	Net sales of ABRAXANE continue to be in the range of $125 million to $155 million;

•	Gross margin, after any ABRAXANE profit sharing, to be in the high 50 percent range relative to net sales;

•	Expenses related to ABRAXANE, which totaled $13.3 million in the 2005 first quarter, to approximate $65-$70 million for all of 2005, primarily reflecting the cost of ongoing launch activities and the expansion of manufacturing capabilities;

•	Operating expenses, excluding ABRAXANE related expenses and depreciation, to increase in line with core sales growth.

Conference Call Information and Forward-Looking Statements

On Wednesday, May 4, 2005, the company will host a conference call with interested parties beginning at 10:00 a.m. (EDT) to review the results of operations for the first quarter ended March 31, 2005.

Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s revenues, margins, operating expenses, distribution arrangements and clinical or FDA developments, and any comments the company may make about its future in response to questions from participants on the conference call. The conference call may be heard by any interested party through a live audio Internet broadcast at www.appdrugs.com and www.fulldisclosure.com. For those unable to listen to the live broadcast, a playback of the webcast will be available at both websites for one year beginning shortly after the conclusion of the call.

About American Pharmaceutical Partners, Inc.

American Pharmaceutical Partners, Inc. is a specialty drug company that develops, manufactures and markets injectable pharmaceutical products, focusing on the oncology, anti-infective and critical care markets. Abraxis Oncology, the proprietary division of APP, is devoted entirely to developing and promoting innovative, next-generation cancer therapies such as ABRAXANE™, recently launched for the treatment of metastatic breast cancer. For more information, visit APP’s website at www.appdrugs.com and www.abraxisoncology.com.

Because these forward-looking statements, whether expressed or implied, involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the timing of and costs associated with the ongoing launch of ABRAXANETM, the market adoption and demand of ABRAXANE, the fact that actual results achieved in further Phase II and III trials for ABRAXANE may or may not be consistent with results achieved to date, the difficulty in predicting the timing or outcome of other product research and development efforts, potential product characteristics and indications, marketing approvals and launches of other products, the impact of pharmaceutical industry regulation, the impact of competitive products and pricing, the availability and pricing of ingredients used in the manufacture of pharmaceutical products, the ability to successfully manufacture products in a time-sensitive and cost effective manner, the acceptance and demand of new pharmaceutical products, the impact of patents and other proprietary rights held by competitors and other third parties. Additional relevant information concerning risks can be found in our Form 10-K for the year ended December 31, 2004 and other documents filed by us with the Securities and Exchange Commission.

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FINANCIAL TABLES FOLLOW

AMERICAN PHARMACEUTICAL PARTNERS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands, except per share amounts)

	Three months ended March 31,
	2005	2004	% Change
Net sales	$120,681	$89,178	35%
Cost of sales	45,390	44,791	1%

Gross profit	75,291	44,387	70%

Percent to sales	62.4%	49.8%
Operating expenses:
Research and development	5,750	7,051
Selling, general and administrative	30,724	18,579
Other	220	(69)

Total operating expenses	36,694	25,561	44%

Percent to sales	30.4%	28.7%
Income from operations	38,597	18,826	105%
Percent to sales	32.0%	21.1%
Other income, net	600	399

Income before income taxes	39,197	19,225	104%
Income tax expense	14,895	7,456

Net income	$24,302	$11,769	106%

Net income per share:
Basic	$0.34	$0.17

Diluted	$0.33	$0.16

Weighted - average common shares outstanding:
Basic	70,894	70,028

Diluted	73,919	73,110

AMERICAN PHARMACEUTICAL PARTNERS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31. 2005	December 31, 2004
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$16,105	$1,154
Short-term investments	30,735	66,475
Accounts receivable, net	40,262	15,457
Inventory, net	179,884	151,035
Prepaid expenses and other	7,769	6,492
Deferred income taxes	12,825	12,825

Total current assets	287,580	253,438

Property, plant and equipment, net	111,308	106,410
Other assets	28,482	13,485

Total assets	$427,370	$373,333

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$29,776	$22,247
Accrued expenses	46,922	35,562

Total current liabilities	76,698	57,809

Long-term deferred income tax liability	2,833	2,833

Total liabilities	79,531	60,642
Stockholders' Equity
Common stock	78	77
Additional paid-in capital	224,055	212,399
Amounts due from American BioScience, Inc.	(22,003)	(21,603)
Deferred stock-based compensation	(2,420)	(2,385)
Retained earnings	204,545	180,243
Accumulated other comprehensive income	(142)	234
Less treasury stock, at cost	(56,274)	(56,274)

Total stockholders' equity	347,839	312,691

Total liabilities and stockholders' equity	$427,370	$373,333